Exhibit 99.1

FOR IMMEDIATE RELEASE

Optelecom-NKF, Inc. Reports First Quarter 2010 Results; Targets $2 million in Annual Savings Through Restructuring Initiatives

GERMANTOWN, Md., May 6, 2010 /PRNewswire-FirstCall/ — Optelecom-NKF, Inc. (NASDAQ: OPTC), manufacturer of market leading Siqura® advanced video surveillance solutions, today reported results for the first quarter of 2010 and announced a series of planned changes and restructuring initiatives.

First Quarter 2010 Financial Results

Revenues for the first quarter totaled $7.15 million compared to $8.59 million for the same quarter of 2009. The Company reported a net loss of $1.65 million or $(0.45) per share for the quarter ended March 31, 2010.  This compares to a net loss of $765 thousand or ($0.21) per share one year earlier.

On April 12, 2010 the Company announced an agreement with Connecticut based Nufern, a wholly owned subsidiary of Rofin-Sinar Technologies, Inc., for the sale of its Electro Optics coil manufacturing business. The Company received $1.15 million at the closing of the transaction, with a balance of $250 thousand held in escrow, subject to completion of a technology transfer. The sale of the Electro Optics business, a non-core operating unit, supports Optelecom-NKF’s strategy that focuses on providing advanced video surveillance equipment and solutions. The impact of the Electro Optics sale will be included in the Company’s financial statements in the second quarter of 2010.

The Company also announced on April 12, 2010 that it had established an accounts receivable revolving line of credit of $750 thousand with Presidential Financial of Alpharetta, Georgia, USA.

“Our operating results for the first quarter were disappointing,” commented Dave Patterson, Optelecom-NKF’s CEO.  “However, during the quarter we successfully extended the term of our subordinated debt and strengthened our balance sheet while containing ongoing expenses. We are working diligently to get our sales team running at full speed. In addition, we are continuing to explore strategic options with our investment banker.”

Restructuring Initiatives

The Company plans a series of restructuring initiatives designed to strengthen the Company’s financial and operational framework. Optelecom-NKF’s Siqura surveillance solutions have been embraced by many customers outside the United States.  Historically, strong brand association with the Company’s legacy fiber-based technology has held back the sales development of Internet Protocol (IP) based systems and solutions in the U.S. market. Customers increasingly choose IP-based video technology due to its suitability for diverse transmission media including fiber, copper and wireless networks. Declining sales in the fiber optic market coupled with the effects of the recent global recession resulted in lower than anticipated financial results. The Company believes that additional measures are necessary to reorganize operations in the U.S. to focus on customer sales and service and to perform the corporate functions that are required as a public company.   Key components of the changes and restructuring initiatives include:

•                  Replacing the current geographical sales model and realigning the U.S. Sales Department to focus on three distinct markets, Transportation, Government, and Infrastructure, in an effort to improve customer orientation

•                  Consolidating manufacturing operations in the U.S. into Optelecom-NKF’s existing Dutch manufacturing facility, supplemented with U.S. based contract manufacturing

•                  Streamlining Optelecom-NKF’s international headquarters in the U.S. to leverage existing international operations and perform critical functions domestically

The Company will begin a phased implementation of these initiatives on June 30, 2010 and anticipates their completion by year-end.  Eligible employees will be offered severance packages and other assistance and support. These actions are expected to increase operational efficiency and should generate annualized savings of approximately $2.0 million in 2011, with partial savings expected in 2010. The Company will accrue for a related severance charge of approximately $930 thousand in the second quarter of 2010.

“We believe that these actions will align our core strengths in developing and supplying a leading portfolio of video surveillance solutions for our customers,” stated Dave Patterson, Optelecom-NKF’s CEO. “Our IP and fiber-based video technologies are used in mission-critical applications around the world.  This new structure will enable our U.S. sales teams to focus on the unique needs of their respective designated industry sectors. By concentrating our U.S. resources on sales, marketing and corporate management, we will be better able to drive profitability across our global enterprise. We are not backing away from our commitment to provide fiber-based technologies to our customers. They remain a large portion of our business and we will continue to focus on their needs. In addition, our IP video surveillance systems are complete solutions that cover the entire spectrum of a surveillance network. We intend to do a better job of marketing and delivering these solutions in the Americas.”

The Company will provide additional details on its restructuring plans during its first quarter earnings call at 10:00 Eastern Daylight Time (EDT) on Friday, May 7, 2010.

Safe Harbor Statement

This press release contains “forward-looking statements,” a term used here as defined in the amended Securities Exchange Act of 1934, and it includes statements related to the impact of the restructuring initiatives discussed herein regarding the Company.  Forward-looking statements typically include the words “expect,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and similar expressions as they relate to the Company or its management.  Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties, including potential negative effects on our operations and financial results from the restructuring initiatives discussed herein and the risks and uncertainties discussed in detail in the Company’s recently filed Annual Report on Form 10-K and other subsequent filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

First Quarter Conference Call

Optelecom-NKF will host a conference call to discuss its first quarter results on Friday, May 7, 2010, at 10:00 a.m. EDT. To participate live over the Internet go to:

https://services.choruscall.com/contexweb/contex/qaview/index.html

Log in code: 439940

Participant Dial In (U.S. Toll Free):  1-800-860-2442

Participant International Dial In:  +1-412-858-4600

Parties should ask for: Optelecom-NKF Conference Call

Playback Dial In (U.S. Toll Free): 1-877-344-7529

Playback International Dial In: +1-412-317-0088

Playback code: 439940

If you are unable to participate during the live webcast, the event will be archived at:

http://www.videonewswire.com/event.asp?id=439940

About Optelecom-NKF

Optelecom-NKF, Inc. (NASDAQ: OPTC - News), manufacturer of Siqura® advanced video surveillance solutions, provides a full range of network products based on an open technology platform that simplifies integration and installation. Our Siqura® solutions offer a perfect blend of ease of use and processing power, enabling end users to optimize the effectiveness of their surveillance systems while reducing the total cost of ownership. All products and solutions are developed and tested for professional and mission-critical applications, such as at highway departments, airports, seaports, casinos, public transport authorities, hospitals, city centers, shopping centers, military bases, and corporate and government campuses. Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support.

Investor inquiries should be directed to Mr. Rick Alpert at +1 301-948-7872.

Press inquiries for Europe, Middle East, Africa, and Asia should be directed to Kate Huber khuber@optelecom-nkf.com  tel. +31 182 592 215

Press inquiries for North and Latin America should be directed to Betsy Lanning, blanning@optelecom-nkf.com tel. +1 301-444-2276

For more information please visit our website: www.optelecom-nkf.com

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

(March 31, 2010 Unaudited)

(Dollars in Thousands, Except Share and Per Share Amounts)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$2,285	$2,344
Restricted cash	255	1,900
Accounts receivable, net of allowance for doubtful accounts of $439 and $386	6,547	8,209
Inventories, net	4,524	4,343
Deferred tax asset	294	240
Prepaid expenses and other current assets	849	893
Total current assets	14,754	17,929
Property & equipment, less accumulated depreciation of $5,731 and $5,681	1,376	1,593
Intangible assets, net of accumulated amortization of $3,550 and $3,609	6,042	6,609
Goodwill	13,939	14,848
Other assets	196	209
TOTAL ASSETS	36,307	41,188
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes and interest payable	12,160	1,907
Accounts payable	2,577	2,012
Accrued payroll	1,217	1,225
Accrued warranty reserve	406	422
Commissions payable	23	55
Other current liabilities	1,140	1,233
Total current liabilities	17,523	6,854
Long term notes and interest payable	—	12,818
Deferred tax liabilities	1,293	1,513
Other liabilities	180	188
Total liabilities	18,996	21,373
STOCKHOLDERS’ EQUITY
Common stock, $.03 par value-shares authorized, 15,000,000; issued and outstanding, 3,676,006 and 3,653,644 shares as of March 31, 2010, and December 31, 2009, respectively	110	110
Additional paid-in capital	17,133	17,036
Accumulated other comprehensive income	1,816	2,769
Treasury stock, 162,672 shares at cost	(1,265)	(1,265)
Accumulated Deficit	(483)	1,165
Total stockholders’ equity	17,311	19,815
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,307	$41,188

OPTELECOM-NKF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

FOR THE THREE MONTHS ENDED MARCH 31,

(Unaudited)

(Dollars in Thousands, Except Share Amounts)

	2010	2009
Revenue	$7,153	$8,586
Cost of goods sold	3,219	3,871
Gross profit	3,934	4,715
Operating expenses:
Sales and marketing	2,873	2,615
Engineering	1,085	1,349
General and administrative	1,459	1,543
Amortization of intangibles	167	157
Total operating expenses	5,584	5,664
Loss from operations	(1,650)	(949)
Other expense, net	302	290
Loss before income taxes	(1,952)	(1,239)
Benefit for income taxes	(304)	(474)
Net loss	$(1,648)	$(765)
Basic loss per share	$(0.45)	$(0.21)
Diluted loss per share	$(0.45)	$(0.21)
Weighted average common shares outstanding -basic	3,675,130	3,641,692
Weighted average common shares outstanding -diluted	3,675,130	3,641,692

Net loss	$(1,648)	$(765)
Foreign currency translation	(953)	(1,056)
Comprehensive loss	$(2,601)	$(1,821)

Non-GAAP Earnings Addendum

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, foreign exchange gains and losses, depreciation, and amortization. Adjusted EBITDA is not a measure of cash flow or liquidity as determined under U.S. Generally Accepted Accounting Principles (GAAP). We have included this Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by investors, industry analysts, and others as a useful supplemental measure. Optelecom-NKF calculates and uses Adjusted EBITDA as an indicator of its ability to generate cash from reported operating results.

Adjusted EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under GAAP. The items excluded from Adjusted EBITDA but included in the calculation of Optelecom-NKF’s reported net income are significant components of the accompanying unaudited consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended
(Unaudited)	March 31,
(Dollars in Thousands)	2010	2009
Net Loss	$(1,648)	$(765)
Add:
Interest expense, net	348	159
Benefit for income taxes	(304)	(474)
Other expense, net	(46)	131
Depreciation	204	241
Amortization	167	157
Adjusted EBITDA	$(1,279)	$(551)